RECOMMENDATION TO REJECT THE UNSOLICITED TENDER OFFER TO SELL YOUR SHARES OF HIGHLANDS REIT, INC. TO MACKENZIE REALTY CAPITAL, INC. October 3, 2018 If you are considering selling your shares of Highlands REIT, Inc. (“Highlands”) to MacKenzie Realty Capital, Inc. (together with its assigns, if any, as their interests may arise, the “Offeror”), please read all the information below. THE HIGHLANDS BOARD OF DIRECTORS (THE “BOARD”) HAS REVIEWED THE TERMS OF THE OFFER. BASED ON THAT REVIEW, THE BOARD UNANIMOUSLY RECOMMENDS THAT YOU REJECT THIS UNSOLICITED OFFER AND NOT TENDER YOUR SHARES OF STOCK. Rationales the Board Considered in Recommending Rejection of the Unsolicited Tender Offer (the “Offer”) from the Offeror - The Board believes that the offer price is less than the current and potential long-term value of the shares. - The Offeror will charge a transfer fee of $60 per transaction to each stockholder who chooses to participate in the tender offer. The amount of the transfer fee may be material in relation to the value of shares a stockholder tenders and will in any event diminish the economic benefit of the tender offer for each tendering stockholder. - The Offer is structured as a first-come, first-served offer without withdrawal rights and prorationing. This structure may be designed into pressuring you into tendering quickly. Once you have tendered, you will be locked into your decision. - The Offeror acknowledges that in establishing the purchase price of $0.15 per share, it is establishing a price which is (i) at the low end of recent trading prices and (ii) designed to result in a profit for the Offeror. - The Offeror has structured the offer without using an independent receiving agent. Accordingly, tendered shares will be routed to the Offeror or one of its affiliates prior to the Offeror’s making payment, which may increase the risk of your tendering shares without receiving payment. - The Offeror states that it has applied a discount to the estimated per share value with the intention of making a profit. - The terms of the Offer purport to be governed by an arbitration clause. This may make it more difficult for you to seek legal remedies in the event of a dispute with the Offeror. Moreover, the Offer does not disclose the fact that certain aspects of the arbitration clause may be unenforceable as a matter of law. - There is no guarantee that the Offeror will pay you for your shares as soon as the Offeror implies; the Offeror will not pay you until at least October 31, 2018. - None of Highlands’ directors, executive officers, subsidiaries or other affiliates intends to tender shares of stock to the Offeror. Highlands encourages you to follow the Board’s recommendation and not tender your shares to the Offeror. Each stockholder must individually evaluate whether to tender his, her or its shares and may decide to tender based on, among other things, individual liquidity needs. The Board suggests stockholders carefully consider all the factors discussed in the Offer to Purchase before deciding to participate. The Board acknowledges that because the shares are not listed on an exchange and there is not otherwise an established public trading market for the shares, stockholders have few alternatives available to sell their shares. Highlands has also filed this postcard as an exhibit to a Form 8-K with the Securities and Exchange Commission (the “SEC”). The Form 8-K is available on the Highlands website and the SEC’s website at www.sec.gov.